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On April 29, 2025, Veriten uploaded a podcast episode of the C.O.B. Tuesday podcast with Mark Lashier, Chairman and Chief Executive Officer of Phillips 66, participating as a guest, to its website https://www.veriten.com/, as well as to Apple podcasts, Spotify and YouTube. A transcript of the podcast is provided below.

EPISODE TITLE: “You Have To Earn It Every Day” Featuring Mark Lashier, Phillips 66

EPISODE DESCRIPTION: Today we had the distinct pleasure of hosting Mark Lashier, Chairman and CEO of Phillips 66. Mark joined Phillips 66 as President and COO in 2021 and assumed the CEO role in July 2022. Prior to that, he served as the President and CEO of Chevron Phillips Chemical Company (CPChem), where he held several senior leadership roles, including Executive Vice President of Olefins and Polyolefins, Senior Vice President of Specialties, Aromatics and Styrenics, and Vice President of Corporate Planning and Development. Mark began his career at Phillips Petroleum and holds a doctorate in Chemical Engineering. Beyond his leadership at Phillips 66, he serves on the Executive Committee of the American Petroleum Institute and is a Board Member of the Greater Houston Partnership and several other nonprofit organizations. Mike, Arjun and I were thrilled to host Mark for this Special Edition to discuss Phillips 66’s recent performance, his strategic vision for the company, insights into today’s energy landscape, and the ongoing debate with Elliott Management.

In our discussion, Mark shares background on his career and transition to CEO, his early priority of addressing improvements in Phillip 66’s refining segment, and the cultural transformation to re-instill pride and competitiveness amongst refiners, which involved engaging employees at all levels and investing in strategic capital projects to fix operational bottlenecks and improve reliability and earnings. We discuss Bob Pease’s addition to the board, who was originally nominated through Elliott’s engagement, and how he shifted from being skeptical to supportive of the company’s strategy, execution, and focus on shareholder returns. We explore the history and structure of CPChem, the benefits of Phillips 66’s integrated business model during times of volatility and potential downturns, and the company’s industry-leading safety performance, which ties safety directly to employee compensation. Mark shares his perspective on why maintaining a diversified portfolio across refining, midstream, and chemicals is strategically and financially advantageous, as well as the optimization and regulatory advantages of an integrated structure. We touch on Phillips 66’s strong ROCE versus peers, activist pressure to sell midstream assets for a higher multiple, growth across their midstream business, and broader global trends toward integration rather than asset breakups. Mark highlights the company’s refining performance improvement, the rationale behind merging PSXP and DCP assets, efforts to attract generalist investors back to the energy sector by demonstrating consistent earnings, Phillips 66’s philosophy of keeping assets “for sale every day” to ensure focus on shareholder value, and much more. We greatly appreciate Mark for sharing his candid insights into a complex and highly public debate.

As you will hear, we reference a few items in the discussion. Phillip 66’s Investor Relations presentation entitled “Delivering Value & Demonstrating Commitment,” released Monday, April 28, is linked here. Veriten’s COBT episode featuring Doug Terreson is linked here.

Thanks to Mark for joining us for an insightful discussion and thanks to you all for your friendship and support!

TRANSCRIPT

MAYNARD HOLT: For our Veriten and COBT listeners and viewers it’s Maynard Mike and Arjun here with something really special. We got a chance to visit with Mark Lashier. Mark is the CEO and Chairman of Phillips 66. We’ve known Mark for a long time and obviously there’s a lot going on, Mark is a new CEO to the company. He’s been there two and a half years, but he has spent most of your career there, so he is not new to the situation and obviously everything that’s been going on with Phillips 66 and Elliott, the company came out with some new materials today. We’ll talk about it’s a long way of saying it’s something in the news. They’re friends and we have a lot of regard for them and so we were very lucky Mark to get you to join us for a little bit of discussion this morning.

MARK LASHIER: Well Maynard, Mike, Arjun it truly is an honor and a privilege to join you on your podcast COBT. I’m a big fan and I know you’ve got a widespread audience and I’m glad to have the chance to tell our story.

MAYNARD HOLT: Well we really appreciate the time and I should also say we’re about three years now with Veriten. We’ve had a number of supporters, a number of friends and you and Phillips 66 have been good friends and supporters. So thank you for all of that through the years.

MARK LASHIER: Well truth in energy matters to us Maynard, so we appreciate what you do.

MAYNARD HOLT: Well this is this is something new. We talked about this as a team. Truth in energy has often meant let’s discuss regulatory issues, technology issues, transition policy, the environment, the globe. Talking about an activist situation is new for us in this format. But Mark let me just jump in and say we’re drawn to it. We’ve read the materials that came out this morning. We’ve been familiar Arjun, you know, long time history obviously from the research side Mike, longtime history from buy side and sell side. I guess one place I start Mark is you took the CEO role you know two and a half years ago and when you stepped into the company, I’m sure you had almost like a new coach, right, you looked at it and you thought okay what I need to work on what things should I consider. I was just wondering if we could go back to those days when you first took the helm and kind of what you were thinking then about what you wanted to accomplish at the company.

MARK LASHIER: It goes back even, I would say, to April of 2021 when I came to Phillips 66 from Chevron Phillips Chemical Company. I spent 21 years there. Started my career at Phillips Petroleum Company, spent almost 10 years at Phillips Petroleum Company and then then the 21-year tenure at CPChem. But one first thing that I was asked to do when I came in, as President Chief Operating Officer, was to develop the strategy presentation for our fall strategy board session. And so I got to deep dive, get immersed in it. We looked at a lot of scenario planning. If you recall back in ’21 COVID was still a thing, refining was under tremendous pressure, our emerging energy business was just starting to evolve. The world wanted to go to net zero 2050 without any clue of how we would get there. All those things factored into that strategy discussion and the first step for us was to kind of do some scenario planning. What’s the world going to look like and how should we position this great company for what that world could look like. And so at one end of the spectrum we had this is what it would look like in net zero 2050 but we also said what do you have to believe will transpire to get to net zero in 2050. And likewise, the other end of the envelope, was what if the world realizes that we’re going to need liquid hydrocarbon fuels, liquid hydrocarbon products, for a very long time. And so we took a deep dive with our board aligned stacked hands on what that would look like and we picked milestones to watch to kind of predict where we might evolve and as it in rearview mirror we’ve landed the world has landed more towards that that upper line of you know gosh the world’s going to need liquid hydrocarbons, their energy density, their convenience, their ability to provide the materials we all depend on to thrive in our lifestyles for a very long time and that that really informed the strategy as we developed. So when I came in July of ’22 we had a strategy that we had developed. We had we had a clear view of what we needed to do, really to lean into, and I would call it kind of a new era of value creation based on the assets we had and the levers we had to maximize the value of what our shareholders were investing in. And we knew that we had opportunities to drive cost out of the system and we tackled that. We had opportunities to gain control and drive value in our midstream particularly the NGL side of the business and we were cautious but quietly and effectively looking at what we could do around renewable fuels and what we should do around emerging energy and all those things started falling into place at that time and by the fall of 2022 it had all coalesced into the things that we presented on our November in investors day and we laid out some very aggressive strategic priorities around returning cash to shareholders, driving costs out of our business, enhancing our refining performance, making sure we had a strong balance sheet, all of those things really came out and were well received by our investors.

MAYNARD HOLT: I was just thinking, you mentioned so that was in November of 2022. It was November of ’23. Just going through the calendar a little bit. It’s November of ’23 when Elliott first said “We want representation on the board. We think some performance could be included or could be you know enhanced.” I’m just thinking about the evolution of this as you’ve gone through it you know you take over in the fall you’re rolling out the strategy and a year later you have the first you know objections I guess are raised and then early this year you know the objections changed again. I don’t mean to jump us into the storyline but I think it’s probably useful to hit on it.

MARK LASHIER: And it’s the irony, Maynard, is when Elliott first made it known to us that they had come into the shares and were taking a position they weren’t taking exception to what we were doing. They saw the strategic priorities that we laid out in November. The actual conversation is look “we like what you’re doing, we like the things that you’ve addressed, there are other things we’d like you to think about but we like the way you you’ve cast your vision and the things that you’re doing and we just want to have someone on the board to be able to hold you accountable” because their view was past history we weren’t always delivering as effectively as we could. And so they at that point it was all about accountability they did dangle the perspective that you know maybe at some point in time you should think about monetizing CPChem and the other thing that they originally proposed that I think fell on the cutting room floor was leveraging up our balance sheet to more aggressive more aggressively purchase repurchase shares. But by and large they supported what we were doing. In fact one of the pundits that writes up writes up articles about activist activity said that you know activists really like it when a company accepts their plan but they love it when the company already has a plan that they want to see employed and that’s what’s going on at Phillips 66.

MAYNARD HOLT: Just thinking out loud about how this progressed. But you laid out a plan in November ’22 and November ’23 like in a way you laid out a plan that they embraced. Is that fair I mean you raised your hand and said we have some things we want to fix.

MARK LASHIER: Yeah that’s right and we knew we had room to improve our refining business and we believe we should always focus on improving our cost position, drive the most out of the assets we have, and to lean into our ability to integrate and optimize across those assets and that’s and that’s what we’ve been doing in earnest since mid-2022.

MAYNARD HOLT: I guess the other thing is when you step in as a new CEO you, of course, you look at the board you look at you know who you have what you have what roles you’d like to fill how the board works together you know you start thinking about all that and you have made a number of board adds and changes you know since you became CEO. Would you mind talking about how you thought about those and why you added where you added and what you were trying to accomplish?

MARK LASHIER: Yes absolutely. We have an incredibly strong board, deep energy industry experience, we’ve got deep transactional experience on the board. We’ve got you know John Lowe was one of the architects of Phillips 66 spinning out of ConocoPhillips. We’ve got Greg Hayes was an add from United Technologies he broke up broke up a company that actually was a conglomerate unlike us. We’re not a conglomerate. But he has experience creating shareholder value in that regard. Glenn Tilton has been through many major transactions spinning out ABV from Amgen and so we’ve got we’ve got board members that have acquisition, divestitures, spins whatever it takes to maximize shareholder value is deeply ingrained in their DNA. And we wanted to ensure that we continued to add people like Greg Hayes like Doug Terreson to the mix that could continue to build on that because we have one north star and that is maximizing shareholder values in a safe and reliable way.

MAYNARD HOLT: You know that that’s one thing just looking at your board I think all of us have been struck by a couple of things. One you have people who have done a ton of deals and transactions in their lives. So there’s so much resident knowledge of why you do those types of things on your board. It’s striking and the company of course was formed because of, you know, that type of thinking. But the second thing that it just jumps out it’s interesting Doug Terreson he’s been on COBT before. So here you have a II acclaimed research analyst who knows the multiples and the trading values I mean this guy lived that life his whole career. So I guess it’s a long way of saying you have plenty of input on these issues I guess is what I surmise.

MARK LASHIER: I guarantee you that our board, I would characterize them as an as internal activists that challenge us every step of the way around value creation and Doug is world class in his analytical capabilities and his insights and he can lead the charge on asking questions about value creation and he’s resonated with our management team around his views on, you know it starts with return on capital employed and if you are if you’re driving return on capital employed then you’re going to see that that convert into total shareholder return and those are the kinds of things that we’re focused on every deal that we do every investment we make we look at it through that lens. And he has a great story about how dilutive it would be to us and to potential acquirers if we should divest a very high return company like CPChem and as well as our NGL midstream business that we’ve created over the last several years.

MAYNARD HOLT: You mentioned CPChem and Arjun, when Mark said return on capital employed we got to get you in here. This is the first guy Mark that ever beat me over the head with return on capital employed. But on CPChem, so you ran that joint venture, and for those who don’t know your background, you have a undergraduate bachelor’s in chemical engineering. You have a PhD in chemical engineering. You have a number of patents yourself, and you worked your way through every sort of nook and cranny, as I have listened to you operationally of CPChem and how it integrates with the rest of the company. And I think we all know we’re now in a chemicals downturn, or at least less, it’s tough on the industry right now. That piece in particular you know it like the back of your hand, would you mind, just since we’re on it, spend a few minutes on that piece in particular?

MARK LASHIER: I’d be glad to. In fact, way back when I was with Phillips Petroleum Company, I worked at the Sweeny complex in the chemicals businesses. So I not only know every nook and cranny, I’ve crawled through every nook and cranny of the three crackers that are located down at that complex.

And from day one of the formation of CPChem, it was formed between Chevron and Phillips Petroleum Company, because they really saw the value of separating that business from the large integrated players because the chemicals business was somewhat lost and floating inside both of those entities, and made the critical decision to form a company, and burn the bridges go out and fix it or we will exit it. I mean that was the mantra early on. They were they weren’t happy with the business. And so they put us together. It really didn’t fit the upstream model at all. I remember working with upstream executives that would come down into the chemicals business, and it was so vastly different than what they were focused on the upstream business model, that they knew that this downstream business needed to have greater focus.

And so we were again part of a spin into a joint venture. That company was struggling, CPChem. The earnings in the early years were maybe plus or minus a few hundred million dollars. Now at midcycle, it has the power to earn you know north of $4 billion in EBITDA.

And the power of integration, it’s one of our highest returning businesses in our portfolio. It’s deeply integrated with our NGL system, because the primary feed stocks for CPChem’s fleet of crackers is ethane, with the flexibility to do propane and butane, but primarily ethane, both in North America and the Middle East. It’s a great franchise primarily focused on high-density polyethylene. And yes we’re in a deep down cycle now, but one of the reasons that you want to have an integrated business, an integrated platform is there are times when certain businesses will excel while others are struggling. If you look at COVID, when refining, demand just cratered and refiners were struggling to survive, CPChem was just outperforming because of the cost structure, the position, the assets that we had, it really was rocking the world, as was Phillips 66’s marketing business ironically.

So those two things really supported the company, gave the company the financial strength to go out and secure additional debt just because we could just in case things got even worse during

COVID. We didn’t really need the debt but the cash that we were generating through CPChem and our marketing business actually supported the ability to not just survive something like COVID but to thrive.

MAYNARD HOLT: So we’re on a topic – I’ve got to get Arjun in on return on capital – but we’re on a topic which is an interesting one. You were talking about COVID and that downturn. It seems like what the world can agree right now, that we seem to be facing is the potential of a downturn, we don’t know, but potential of a downturn volatility, just broad-based volatility, in a number of ways. The tariffs contribute to that, but we have a base level volatility. So when you think about the debate that’s being had, the discussion. There’s a lot of math to do and there’s a lot of discussion that is separate that we need to have, but just as a business model and you think about going into tougher times, it seems like this is an argument why you keep things together, because you just hit on some of the points. This is an argument why you keep things together as opposed to splitting them up if you’re going to go into volatile or potentially downtimes. Is that?

MARK LASHIER: Absolutely. And it’s really about that long-term value creation and being able to deliver cash returns to shareholders across these business cycles, across these volatile times. It’s easy to think about breaking things up when everything is just clicking along, hitting on all cylinders. But you really appreciate having those businesses, having those assets that are deeply integrate, in those difficult times. And once you let them go, once you spin them out, it’s nearly impossible to bring them back together when you need them. And I think that we are on the precipice of some very volatile times. And we think we’re well positioned to thrive through those times, and the assets that we have, that we’ve built over, and it’s not just anything that’s occurred over the last few years, we’ve added to it over the last few years, but we’ve always followed the premise to get big because we have a competitive advantage, not just to get bigger. And the assets have always been leveraged off of existing assets to make sure that we can capture integration value.

We’ve inherited assets when we spun out of ConocoPhillips that we deem non-core and we’ve been monetizing those assets. Assets that were generating good EBITDA but we could monetize those at relatively high multiples to free up that capital because there’s no opportunity to grow around that capital investment. Free that up to either you acquire assets that had growth potential like we did with Pinnacle and like we did with EPIC, or to use the proceeds from those dispositions to strengthen our balance sheet or to return the cash to shareholders. And we’ve done all three over the last several years as we looked at that through the lens of what are the strategic assets, the core assets, that we need to focus on and what are the assets that we could monetize and make better use of that capital.

MAYNARD HOLT: Mark, I’m lucky around here, between Arjun and Jeff Tiller, I’m surrounded by research analysts – the acclaimed ones. But, Arjun, this return on capital employed versus valuation and share price. Weigh us into that and jump in with your thoughts or questions for Mark.

ARJUN MURTI: Yeah, maybe just a few thoughts. One of the oddest things I found about this specific activism situation is this use of the word conglomerate. And so when I think of conglomerate, and I did look it up on ChatGPT, it’s unrelated businesses. So you might have aviation and financial services and turbines. I’m using GE as the example there. I would contrast that with diversified energy companies who may be in a range of different energy businesses, and as I look back over my 30 plus year career, or if you look at data going back a hundred years, Crude Chronicles is my source on that, you will find that it’s actually, as you get larger in size, it’s the diversified energy companies, whether they’re integrated oils or otherwise, that have over time generated those double-digit returns on capital that you need to keep pace and beat the S&P 500 versus the pure plays which have their moments in time. So when you’re going through a major upcycle or you’ve discovered a new oil basin, the pure play may be the best opportunity during those very distinct periods but not over time.

And I think my question if I transition it to asking Mark about this is, we look at the business today, and you became CEO, as you noted, sort of at the height of what I’m going to call net zero madness. And I think for especially larger companies, yourselves and bigger, there was a lot of pressure to think about what of that new stuff you should do. And I think to your credit and frankly to the peer companies’ credits, you guys studied it but concluded we really need to stick to our knitting. I think the question today is in a world where China is slowing, they’ve been a major choice source of energy demand, where we see accelerating power generation, natural gas is important. I’m not a believer in peak oil demand, but the growth rate may be more choppy going forward. How do you and board think about this mix of diversified assets as being right for the future ahead?

I heard you on the defensive characteristics but what are the offensive characteristics for why this mix of refining, midstream, and potentially chemicals makes sense for you all either right now or going forward?

MARK LASHIER: It absolutely makes sense, because of the ability to capture the value where the value moves along different value chains. And when you think about us at a high level, we’re really two value chains. We’ve got the crude value chain where we’re gathering and processing crude, delivering refined products to the world not just North America. And we’ve come to the conclusion that the world’s going to need refined products for a very long time because of the energy density, the convenience, the flexibility it provides the user of those materials. And the globe, even in North America, plateaus and that plateau keeps moving out further and further. There’s going to be great opportunities and we’re sitting right on top of great resources particularly in the mid-continent where we reside. And so we need to be world class in refining to do that. So that’s our drive in refining.

But as you look at the evolution of the basins that are adjacent to where all of this integrated system exists, the gas-oil ratios continue to evolve, where you’re going to be producing more NGLs than crude. For every barrel of crude that’s produced you’re going to have more and more NGLs. And those NGLs not only drive our gathering and processing and our transportation or fractionation business, but there are international opportunities to get the most value for those molecules, as well as integration value to drive the petrochemicals business. So, there’s growth in the NGL production and there’s growth, multiples of GDP growth, in the chemicals business. So those things naturally fit together and there’s great synergies between the midstream business driving our refining side and the midstream business driving our NGL side.

And we sit right on top of the energy resources in a part of the US where the regulatory environment really supports that. We look at that as just a powerful combination, the right regulation, the right resources, the right assets, to grow and deliver and lean into cash generation, value creation, for our shareholders for a very long period of time.

And we can do so with a constrained capital appetite, and that allows us to commit to delivering at least 50% of the growing cash that we’re going to generate from these assets to shareholders. The last couple of years we’ve outperformed that, we’ve been well north of 50% cash returns to shareholders, because we’re so disciplined in how we’re using the capital that that we have at our disposal.

ARJUN MURTI: I just want to throw out the return on capital numbers, because someone said you’ll see it in the numbers, and if you don’t see it in the numbers, then it’s probably not there. And I would agree actually, there are companies who generate insufficient returns on capital, where if the management team and the board are not focused on improving that, those can be situations where activism makes sense.

But here in the case of Phillips 66, when I look at return on capital over the last 10 years, these are my numbers based on databases we use, they’ve averaged an 11.8% return on capital over the last decade. A peer group of broad energy companies, it’s a universe of about 80 companies, it includes write-offs, this is return on capital employed, average 5.4%.

So, Phillips 66 was double this industry peer group. If I strip out write offs, and I look at something like CROIC cash on cash returns, Phillip 66 had a CROIC of 13.2% over the last decade. That same peer group was 9.3%. So to me, I get activism when companies are at or below those industry averages. When they’re two, three, four percent or in one case double the peer average, I just find it an odd situation to be completely honest.

I really don’t get why it makes sense. With other ones, I understood it. I probably shouldn’t name the names, but there are other companies who’ve got through activism, like yeah that makes sense there. I don’t get it here.

MAYNARD HOLT: So Arjun, can we ask you, since I think this math is being presented, imagine you’re in your old role. You’ve got three businesses here, the refining trades less, midstream has a high cash flow multiple, chemicals moves up and down, but it has a higher cash flow multiple. If you were just reacting to the punchline, “hey this company,” I think this is part of the debate like in the Elliott materials and the company’s counter is, “hey this thing is trading poorly so you should sell midstream because it could be sold for a big multiple,” and how do you just react to that basic math and philosophy here?

ARJUN MURTI: Well this is sort of the analyst and Wall Street math that used to drive me crazy. A company exists to generate total shareholder returns that should beat the S&P 500 and beat their peer group. Otherwise there’s no point to exist. The goal is to generate superior returns. It’s not to have XYZ multiple or to be in one or three or ten or zero businesses. It’s to generate total shareholder returns. So how do you get there? You get there by generating, for larger companies, double-digit returns over time. As you become larger and you’re in a mature business like energy, it’s going to be a combinations of dividends and stock buybacks. And so this sort of the multiple math is always the weird one, I don’t get. No one exists for a particular multiple.

MAYNARD HOLT: And this comes up, Mark you should comment on this, it’s in your materials, but you’re you’re trading, there’s clearly credit in how you’re trading for having a significant midstream business. You’re not trading just like a pure play refiner. And that’s why I think that it looks like the math doesn’t work that is being thrown out.

MARK LASHIER: That’s exactly right. And while I do believe there’s great tremendous upside in our share price and we’ve got plans to deliver on that share price well above where we are today. Independent analytics, whether it’s Arjun’s former employer or others, say that look the ARB between the multiple perceived that you’re getting or the multiple uplift that you’re receiving versus pure play refiners, the ARB to a pure play NGO midstream business isn’t substantial enough to generate the risk of splitting this business out, adding extra cost, destroying the integration synergies that we have today. You look at when we rolled up DCP we pulled in a billion dollars of EBITDA. We’ve captured synergies of $500 million just in that acquisition. Are we going to blow up those kinds of synergies by splitting this thing apart? And not even getting into the tax, it’s not leakage, the tax flooding outflow that we would take by selling these very deeply depreciated assets.

And so back to Arjun’s comment on ROCE performance, I think an even tougher comparison is a synthetic basket of our peers in each of those business. If you took a weighted average group of companies, made a synthetic Phillips 66, over the long term we’ve outperformed the return on capital employed for that synthetic competitor. And why is that? It’s because a synthetic competitor doesn’t have the physical integration to take advantage. The flow is going back and forth. You look at our Sweeny complex. We’ve got NGL fractionators world scale. We’ve got a massive refinery. We’ve got world scale crackers and polyethylene facilities with CPChem and there’s molecules flowing back seamlessly every day, seeking the best value that we can that we can capture. There’s underground salt dome caverns that we can move material back and forth. And we have commercial teams that are optimizing all of that on a global basis every day. If you’ve got a synthetic portfolio that looks like us you can’t do that. You can’t do that across the cycles and react.

MAYNARD HOLT: Mike, I got to pull you in here but I think that punchline of the cash flow multiple of the combined business. If you compare that valuation to taking these three segments and assigning appropriate, market-based cash flow multiples you get very similar valuations. And so that’s just a striking thing.

We’ve seen these situations before where there is something buried in there that could be sold at some huge multiple and it’s hard to argue with keeping it, but the math doesn’t, this is not one of those situations.

Mike, let me ask you to comment. Do you see it as one of those situations or how do you think about it?

MICHAEL BRADLEY: I think people need to go back and look through history. I mean everybody’s talking about the midstream, the multiples on these companies, but for five or six or seven years up to the last two years, they were major dogs in the S&P. They were basically over levered. They had to go from these crazy LP structures, back to corporate structures, so they were bad for a while and now they’re good again. And the reason they’re good again is because they’ve got the balance sheets back in shape. There is actually a growth story to be told and that’s basically a pipeline growth. It’s basically power growth. All that is great but don’t forget about history is what I would say.

Now the one other thing I’d say here too, I do think from a shareholder standpoint, and I’ll talk about it from a shareholder standpoint, I think the issue is that the refining industry in general, I think if you look to 2023 and 2024 a lot of management teams, a lot of investors, a lot of analysts, were talking about normalized margins in in the refining business right. And we’re sitting here today and normalized margins have not come. They’re being pushed into 2025 and maybe people think they’re going to be pushed into 2026. And that wasn’t really a demand story, it was really a supply story. And so we have all that supply on now, margins are not near normal, but I think most people will say, the targets that you’ve put out there for normalized you know EBITDA, they’re probably not wrong because that’s just spreadsheet math. The issue that people have is that was pushed to the right and that’s where people are having a problem right now.

So, I guess my question for you is, as I listen to a lot of these refining calls this quarter and I hear a lot of managements talking about inventories are at low levels, they’re not seeing really any demand impacts, a lot of supplies coming on. And so it sounds like integrated teams, refining teams are getting more optimistic as we go into late 2025, into 2026. Maybe give me some thoughts of where you think things are right now, where that message might be right or wrong.

MARK LASHIER: Yeah, I think that the entire North American industry has become more competitive, particularly the top three or four refiners. We’ve all been focusing on getting more competitive and there’s been a lot of creep capacity coming online, there’s been some rationalizations. There’ll be fairly substantial rationalizations this year, you’ve got lined up a sale that’s come off stream. We will cease operations at our LA refinery in the fourth quarter. You’ve heard Valero’s announcements, and globally there’s even more refining capacity coming out. And beyond the Mexican and the Nigerian refineries that came on, there’s not much refining capacity coming on. Barring a global recession based on a trade war, we see refined products demand globally increasing, well beyond the capacity to meet that demand. And so things are getting constructive out there and it’s important that everyone recognize that, everyone talks about normalized margins or midcycle margins, whatever you want to talk about, and you don’t hear every anyone defining what are the conditions that should exist at midcycle. So I think that’s fluid, that’s the big challenge.

And so that’s why we put out our market indicators and we said okay if our market indicator gets to $14 a barrel, we can generate $5 billion of EBITDA from our refining kit, Just as a marker for the earnings capability of our refining kit, full stop.

It’s not a forecast. It’s not a commitment, because we don’t control what margins are, but we do control how our assets can perform when margins are available. And that’s what we’re focused on, is maximizing the availability of our assets and maximizing the clean product yield from our assets. So, whatever margin is out there we’re going to be first in line to capture the best margins that we can.

And our strength really is in that mid-continent, where we’ve got the most integration value. And that’s where we win nearly day in and day out on EBITDA per barrel comparisons.

MICHAEL BRADLEY: The one thing that also kind of jumps out to me, and even if you look at a company like EQT, they bought basically equity, they’re going further than midstream getting closer to downstream. You look at companies that people really respect, ADNOC or Aramco, they’re not staying with a basically upstream business, they’re going further downstream, they’re trying to get closer to their customers, so maybe some thoughts on that.

MARK LASHIER: Well I think that Elliott’s primary thesis is that they were successful with Marathon. And they’ve ended their Marathon campaign, and I think they’re looking for their next Marathon-like opportunity. And I think that’s 100% what it is.

And to execute their Marathon MO, they have to create a cash event that supplies enough cash to be able to repurchase shares and remain so to drive the share price up until that cash is gone and then they’ll sail off in the sunset. And they knew, I think, that they even though they keep mentioning CPChem divestment, they know that it’s not the right time to divest CPChem, that there’s really only one buyer out there and that buyer has been very explicit that they’re not going to pay full value for CPChem even if we were interested in selling it. And while we were driving $1.5 billion out of our cost structure, while we were returning $14 billion of cash to shareholders, we’ve quietly but aggressively built out a very nice midstream NGL business. We’ve taken it from the ability to generate on a very consistent basis. It’s easy to talk about what midcycle is there because the variability around is very low.

We’ve taken our midstream business from right at about $2 billion to north of $4 billion in EBITDA earning power on a very stable cash flow basis. And they didn’t mention that in 2023. It wasn’t even on their radar. And I think what they just woke up and said, “wow if we need to monetize something that’s it. So forget all these arguments about, you know, value destruction. Forget all these arguments about tax leakage, we need to generate a pile of cash to repurchase shares in remain co.”

And their thesis is you’ve got a refining business that isn’t going to be spending much capital on growth, basically just on maintenance. And so everything else will flow back to the shareholder, and when that cash pile is gone they’ll move on and we’ll have two suboptimized businesses that the shareholders that are in for the long term are left with. And we think that that’s a bad model for value creation over the long term.

MICHAEL BRADLEY: If you think about your shareholders today, where they were at when you first joined a company and where they’re at today, has that changed? What kind of you know people are coming into your stock price? And what are their thoughts about this whole process?

MARK LASHIER: We’ve really grown a lot of long-term, large investors that see our commitment to a secure competitive growing dividend, that see our commitment to long-term value creation and they value the diversification of the asset. We’ve had very large funds, very well-known portfolio managers, kind of look at us incredulously and say “Why would you do this?” when discussing the Elliott thesis. “Why on earth would you entertain this? It doesn’t make any sense.”

And, we’ve even heard the same thing frankly from very aggressive hedge funds. They’ve said that “these Elliott guys are bright, we know them really well, but this time we don’t get their math.” And so it’s not just the big, long-term investors that are questioning their thesis. It’s the more aggressive hedge funds.

But I will tell you that our investors have shifted much more towards the big long-term long-only’s, that are quite supportive of our integrated strategy, our commitment to long-term value creation, our commitment to solid low volatility earnings. And we believe that that’s, you know, Arjun talked about nobody exists for a multiple and I agree with him. A multiple is kind of an artifact of how you perform. There’s nothing cast in stone that says midstream business should have a 10 or 11 multiple. It’s because of the conditions of the industry that you get very steady earnings that generates that kind of multiple. And as we, in aggregate, lower the volatility of our earnings and the consistency of performance, then yes, the share prices will go up. The multiple that we’re awarded because of the stability in those earnings will go up. And that’s the story, not the multiple and trying to move and capture a multiple by splitting a business up.

MAYNARD HOLT: Mark, I was wondering if we could talk about refining for a minute because I think when you came in, in the fall of ’22, you were talking about improving the performance of refining. When Elliott first wrote the letter in November ’23 they were also talking about improving the performance of refining. As part of the first settlement if you will, or a settlement with Elliott, Bob Pease came to the board. And, again, this was all part of the discussion around improving refining. Can you talk about what has been happening at refining, and I find the Bob Pease chapter to be a very interesting one, maybe talk about some of his perspective as he’s joined the company and gained a better understanding of what’s going on.

MARK LASHIER: Yeah. First I’ll talk about what what’s changed in refining. You hit the nail on the head, Maynard, when you said that we were full-on net 2050, refining’s dead, it’s got to go away, it’s a new world, get used to it. And when I stepped into this role, a big part of the job was capturing the imagination of our refiners to convince them that the world needed them, that what they did was a very good thing. In fact, the world relies on them. But the world needs them to be world class, needs them to be competitive. And so, to put it in terms of where, your future depends on your performance today, and that we do have the ability to have a refining business that can compete on a worldclass scale, we need to do that. We need everyone to execute that.

And when we went into our business transformation we didn’t want to just drive. We could’ve come in and said “Okay everybody from the top down we got to cut 20% of the cost.” We cast a vision of where we needed to be, but the ideation happened from all the way from the control room to the boardroom. We engaged the intellect of everybody – out to the frontline operators to people in the boardroom – of how we can drive cost, how we can be more competitive, and how we can create more value in the refining business. And, when I first went out with that vision to the refiners, they looked at me like I was crazy. But we set aside capital to fix things that they’ve been struggling with for years because “oh, we got we can’t put any more capital into the refining business.” We put capital into things to fix things that were making their jobs more difficult and less efficient. And that’s what our focus was. We need to be efficient, we need to drive performance, and we need to make sure you’ve got the capital you need to produce the kind of results we need. And that’s really what won the hearts and the minds of our refiners. They bought into that, and now they demand excellence of themselves and of each other. We’re leveraging technologies, we’re leveraging AI, machine learning, and we are pushing our refineries, safely and reliably, to new levels of performance and our refiners are loving it.

And then the Bob Pease question is great. When Elliott had our first engagement, they wanted to put people on our board and we said, “okay let’s see what you got.” And they actually confided in us at the time that, “yeah, we’ve got three or four people that you should consider but we think you can probably find even better people independently.”

And so we went into that process and we reviewed the candidates they put forward and we landed on Bob Pease because he, we put many of them through our governance process through our nominations and governance committee – meet board members assess their skills check their background – and we landed on Bob Pease for a number of reasons – his experience at Shell, his experience at Cenovus, as well as with Aramco. And he’s got deep commercial experience as well. And he was prepped by Elliott to come in thinking we were a mess – that we were, you know, our refinery business was in disarray, everything. He came in with his knives sharpened and ready to help us. And he quickly realized that actually things were going pretty well and we had a great plan and we were, we had a plan to improve, and we need to improve more and our commercial team was outstanding.

And, we’ve got videos of Bob, Bob is just an incredible human being and he’s been an incredible addition to the board, and he has really helped make us better because of the way he approaches things. He’s not going out and telling our operators how to how to run a refinery. No, he is holding us accountable around the costs and the strategy and how we execute that strategy. And it’s been it’s been very pleasant to have him aboard. I told him, in my first meeting with him, he said, “so how do you feel about me coming on board?” And I said, “well Bob when we when we did due diligence around you and checked references you know you sat across the table from some of our executives in our WRB joint venture, where our Wood River and our Borger refinery, and they said that you were kind of a pain in the butt.” And I said “Good.” Because that’s really what I want on the board. I want somebody that will dig in and be tough and hold us accountable. I think CEOs that don’t have that kind of person on their board are running blind. You have to have people that will say “well, wait a second. Help me understand why we’re doing this.” And he’s been a phenomenal addition to the board.

MAYNARD HOLT: You also referenced safety as we were talking about all that. We noticed in your materials that came out this morning, you touch on the company’s safety record and and how well you’ve done there. Would you mind commenting on that, because that is overall, that’s job one.

MARK LASHIER: It absolutely is, safe, reliable operations is job one. Without that you shouldn’t be in this business, and we are industry leading in our safety and environmental performance and we are committed to that and we’ve been continuously improving that. Our compensation system drives the right behaviors. We track instances that nothing overtly bad happened, but something bad could have happened because that’s the precursor to bad things happening. And so we’ve got human performance elements in there and one of the challenges we had when we rolled up DCP is their safety performance wasn’t up to our standards, and it was just kind of “well gee, that’s just the way it is in the gathering and processing business.” But now they are up to our standards and they’re winning industry awards for safety performance. So, that is the first thing that you need to focus on is safe reliable operations and we believe that financial performance is correlated with safe, reliable operations as well.

MAYNARD HOLT: One reason why it stuck out is one of the Elliott candidates that they’ve proposed for the board made this comment that safety is number one, is primo, and so I maybe we’ll just say it’s something that everyone can agree on.

MARK LASHIER: That’s absolutely something everyone can agree on.

MAYNARD HOLT: Let me just ask you one thing, because I find a number of things have happened since you became CEO. You’ve sold a lot of things. You’ve bought things, changes to the board, efforts to integrate – all these things – improving margins. There have been quite a lot of things going on. But one of the things that has happened is this wellhead to market strategy, which involved you bringing in PSXP and bringing in DCP. And I find this interesting. We’ve already touched a little on the strategy, you might elaborate on it but it’s a situation where you eliminated did previous financial engineering, if you will, to do things which you thought would create more value. And so those structures shows the company certainly thinks about financial engineering, when it could make sense, but it also shows you were willing to eliminate them when it was clear their time had passed and there was a better way to make value. So I just wonder if you would mind commenting on that strategy.

MARK LASHIER: Absolutely. Yeah, PSXP was a vehicle that was absolutely a gold mine in its hay day. It ran its course. We built a lot of fabulous midstream assets, we participated in pipelines. We did a lot of incredible things probably one of the most important things we did in PSXP was build the fleet of fractionators at Sweeny as well as the Freeport Export Dock. And in the meantime, we had DCP, a joint venture that was publicly traded separate from PSXP primarily in the gathering and processing business. And it had gotten to the point where its growth was constrained, it was really, Mike talked about when midstream companies were struggling, it suffered through that. It was lean, it was challenged, and because of the ownership structure we thought it was limited in its ability to really grow and capture value. And so we saw the combination of those assets, our fractionation assets, and some of our long haul pipelines, really needed to be brought in alignment with DCP’s gathering and processing assets because they were gathering and processing, but lots of times, you know, transporting through third-party pipelines and into third party fractionators.

We wanted to unite that all in one powerful midstream backbone to take advantage of the growth of NGL developments particularly in the Permian, as well as the DJ basin where DCP was quite strong. And what that did is it created a backbone. Not only did we capture $500 million in synergies, but now you’ve got this backbone that can capture stranded assets out in the Permian, the Midland, the Delaware basin where, again in the shale revolution a lot of investments were made a lot of private equity companies went in built great assets, but they weren’t part of this value chain, and were able to acquire those assets get a larger organic growth footprint by doing that.

And in the meantime we were able to monetize some of those great assets that were built under PSXP that really weren’t critical to our go forward mission. They helped develop pipelines that the industry needed that we benefited from, but we no longer really needed ownership in those pipeline systems. They were there, we could still transport on them, so we could monetize them at really attractive valuations and then free up that capital for other purposes. And we’re doing the same thing around our jet retail outlets in Austria and Germany. They really aren’t part of our core business. There’s not the growth opportunity that we see elsewhere, and so we can monetize those assets. So we’ve been aggressive, we’ve sold $3.5 billion dollars’ worth of non-core assets, and that’s what defining our strategy very specifically did for us. We knew what was core, we knew what was not core and we were able to monetize those assets.

MAYNARD HOLT: Arjun, what are we missing? What else should we hit on?

ARJUN MURTI: I think one of the other things that came up was this idea that the generalist investor is “dead and I think you only see them in museums,” which I will admit is a funny line. I just don’t think it’s actually true. So, you know, we’ve observed in Super Spiked and here at Veriten, the energy cycles are very long-term in nature. They’re 10 to 15 years up, 10 to 15 years down. And for the broad energy sector, which frankly notably PSX, and actually Valero, Marathon, and a few others have done better. But the last decade was generally very tough on especially the upstream names and integrated oils, and the sector waiting went from 12% to as low as 2%. It’s back up to about 3.5% now. But I think the question and I’ll ask it to you Mark is sort of like how do you think about how you’re going to reattract the general investor?

My answer is as energy conditions improve, as people stop believing in net zero and recognize that oil, natural gas, power all forms of energy demand are going to continue to grow, and as companies generate double digit returns on capital and have a unique competitive advantage, you absolutely are going to attract back the generalist investor. And frankly, at the largest size, it’s going to stand out versus being a pure play in any one of these one segments. But how do you think about what it’s going to take for Phillips 66 to reattract that generalist investor? They may not be back today, but in my opinion they’re coming back.

MARK LASHIER: Well and we are actively pursuing that, Arjun. We are building the case for the generalist investor to have interest. We believe that the stability of earnings that that we are going to accrue over time through growth in NGL, through our position in marketing, by having by demonstrating incredible consistency in our refining assets, and getting them to the world scale, and narrowing our focus on where we believe the longest resiliency will be in that segment, and just then demonstrating the true value over time of CPChem and how that deeply integrates with that NGL business, that’s generating those quality earnings is critical. And we will do an ever better job delivering that message, demonstrating that value to the generalist investor, and we will court them and get them on board and make them very happy that they did so.

ARJUN MURTI: I just might add one other point, Maynard. There’s often this pressure from especially energy specialists, of which I am one, that you want companies that look like everyone else. And that’s another thing I’ve never understood. When you look at the leading stock market companies – Apple when they were struggling used to be critiqued: “Hey you’re integrating hardware and software. You should be one or the other.”

No, you don’t actually want to be one or the other. You want to be Apple and create unique products. Meta doesn’t look like any other company. Alphabet or Google doesn’t look like any other. You can say “well, these are tech examples.” This is true in energy – ExxonMobil truly had an integrated operation via their integrated refining and chemical complexes and their upstream and they didn’t need to be just upstream or just downstream. The idea that you should want to look like anyone else. If you want to look like everyone else you’re accepting mediocrity and I do not understand that. Why would you want to be just a refiner or just a midstream or, for that matter a single base in E&P or whatever, as you become larger I’m talking about. When you’re early to these new plays, I understand the appeal of the peer play. When you’re a smaller company, oftentimes it makes sense to just be more narrowly focused. But this the idea that Phillips 66 should break up so the pieces can look like everyone else. And I’m sorry, I don’t think I’m going to have a question here. This is probably more of a speech. I don’t, why would you want to be like everybody else? As an analyst, you’re trying to stand out and make differentiated calls. I’ve tried to do that, not always a success, and to me it applies to companies as well. So I apologize, Mark, for a speech not a question in there, but it’s the challenge for you to generate good returns and grow your dividends over time, but I personally see the appeal to being not like everybody else.

MARK LASHIER: We wholeheartedly agree, Arjun. It’s counterintuitive that the way to compete is by being like everyone else. We’re looking for competitive advantage. And at a very high level, what we tell our employees every day, is that we’re better together, with the assets that we have we’re better together. But we have to prove it every day in the marketplace. We have to prove it every day in how we operate our facilities. And we have to prove it through the returns on capital employed and the total shareholder returns that grow out of that return on capital employed. But at the end of the day we will do that by being better together. So thank you for your commentary.

MAYNARD HOLT: Well Mark, you’ve been very generous with your time. We know you’re busy. I think as we wrap up with you, maybe one comment slash question, to wrap us up. One the comment is, and you said this on the earnings call Friday, is this has all been this is public, you’ve hired investment bankers, the whole world knows what’s happening, which is another way if someone has something to say about CPChem, or your mystery assets, or any asset you own they know to call you because you know there’s a lot of hoopla going on about what the company should or shouldn’t do. Because you have a board that thinks about all these things, I guess it’s a long way of saying, you’re available you said your phone, your assets are for sale every day and nothing has happened. I don’t know if you would just maybe comment on that observation if you would.

MARK LASHIER: We know what the value of our assets are. We know what our non-core assets what we value them at. We know what our core assets are valued. The fundamental premise of every strategic discussion we have with our board is every asset is for sale. Now, if you get closer to the heart of what we’re doing and want to break things apart, to have it happen there’s going to be a pretty substantial premium to cover all of the costs associated with it. But if you’re willing to take that on, I think everybody knows my phone number that would be interested in, we will talk to anybody any time about our assets and how they might be able to create more value with them than we can. But, we know in great detail what the unintended consequences are of breaking up our assets and we want to defend our shareholders’ position in those assets and ensure that we’re protecting their interests.

We’re good stewards of the assets that we have under control and we’re good stewards of their capital and how those assets could be disposed of. And we’re going to be toughminded, but fair every step of the way.

MAYNARD HOLT: And Mark, any last thoughts? Because you know, we’ve consumed all the materials that have been put out by you, by Elliott. We’ve been trying to do what we can to go through all that stuff. A vote is coming May 21st, I believe. You’ve got four directors up on both sides. Anything you would share as you go into that vote about how you see changing that board, what is your final thoughts on, kind of going into the election if you will?

MARK LASHIER: Well I think as far as board, we are absolutely convinced that the slate that we put forward – nothing personal against the Elliott slate they’re all good people, good backgrounds – but the four that we’ve put up are far superior. They have the right mix of talent, they fit well with our board, they’ve been vetted by our Nomination Governance committee. The slate from the other side has not. We’ve not been given access to them but when it comes down to a vote what everyone needs to think about and step back, and I mentioned this in the earlier call, is that we base our decisions on facts not fear. A lot of times, these activist campaigns are driven by fear and we base our decisions on facts not fear, on data and we would ask that those people voting their proxies do the same. Look at the facts, understand the facts, ask us questions. We’ll be out visiting with investors very prolifically over the next few weeks to answer their questions and presenting the facts supported by the data not just by supposition, not just by conventional wisdom, but by data.

And that’s what I love about Veriten is you guys go for the truth. You seek the truth. You present it in a balanced way, and you always drive to a good solid answer. So thank you for giving me the opportunity to be part of that today.

MAYNARD HOLT: Well Mark, you’ve been so generous with your time. Thank you so much. All of the energy community cares about this situation very much, and for you to answer our questions – we really appreciate it.

MARK LASHIER: Thanks a lot, Maynard. Thanks, Mike. Thanks, Arjun.

MAYNARD HOLT: Thanks, everybody.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws relating to Phillips 66’s operations, strategy and performance. Words such as “anticipated,” “committed,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believe,” “continue,” “intend,” “will,” “would,” “objective,” “goal,” “project,” “efforts,” “strategies” and similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this document are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future events or performance, and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: changes in governmental policies or laws that relate to our operations, including regulations that seek to limit or restrict refining, marketing and midstream operations or regulate profits, pricing, or taxation of our products or feedstocks, or other regulations that restrict feedstock imports or product exports; our ability to timely obtain or maintain permits necessary for projects; fluctuations in NGL, crude oil, refined petroleum, renewable fuels and natural gas prices, and refining, marketing and petrochemical margins; the effects of any widespread public health crisis and its negative impact on commercial activity and demand for refined petroleum or renewable fuels products; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs including the renewable fuel standards program, low carbon fuel standards and tax credits for renewable fuels; potential liability from pending or future litigation; liability for remedial actions, including removal and reclamation obligations under existing or future environmental regulations; unexpected changes in costs for constructing, modifying or operating our facilities; our ability to successfully complete, or any material delay in the completion of, any asset disposition, acquisition, shutdown or conversion that we have announced or may pursue, including receipt of any necessary regulatory approvals or permits related thereto; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our products; failure to complete construction of capital projects on time or within budget; our ability to comply with governmental regulations or make capital expenditures to maintain compliance with laws; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets, which may also impact our ability to repurchase shares and declare and pay dividends; potential disruption of our operations due to accidents, weather events, including as a result of climate change, acts of terrorism or cyberattacks; general domestic and international economic and political developments, including armed hostilities (such as the Russia-Ukraine war), expropriation of assets, and other diplomatic developments; international monetary conditions and exchange controls; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); political and societal concerns about climate change that could result in changes to our business or increase expenditures, including litigation-related expenses; the operation, financing and distribution decisions of equity affiliates we do not control; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

On April 8, 2025, Phillips 66 filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) and accompanying WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) and its solicitation of proxies for Phillips 66’s director nominees and for other matters to be voted on. This communication is not a substitute for the Proxy Statement or any other document that Phillips 66 has filed or may file with the SEC in connection with any solicitation by Phillips 66. PHILLIPS 66 SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED WITH THE SEC AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain copies of the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents (including the WHITE proxy card) filed by Phillips 66 with the SEC without charge from the SEC’s website at www.sec.gov. Copies of the documents filed by Phillips 66 with the SEC also may be obtained free of charge at Phillips 66’s investor relations website at https://investor.phillips66.com or upon written request sent to Phillips 66, 2331 CityWest Boulevard, Houston, TX 77042, Attention: Investor Relations.

Certain Information Regarding Participants

Phillips 66, its directors, its director nominees and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from Phillips 66 shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information regarding the names of such persons and their respective interests in Phillips 66, by securities holdings or otherwise, is available in the Proxy Statement, which was filed with the SEC on April 8, 2025, including in the sections captioned “Beneficial Ownership of Phillips 66 Securities” and “Appendix C: Supplemental Information Regarding Participants in the Solicitation.” To the extent that Phillips 66’s directors and executive officers who may be deemed to be participants in the solicitation have acquired or disposed of securities holdings since the applicable “as of” date disclosed in the Proxy Statement, such transactions have been or will be reflected on Statements of Changes in Ownership of Securities on Form 4 or Initial Statements of Beneficial Ownership of Securities on Form 3 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.